EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-126768) of LMI Aerospace, Inc. of our report dated June 27, 2014 relating to the financial statements of the LMI Aerospace, Inc. Profit-Sharing and Savings Plan and Trust, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
June 27, 2014